Contact:
Jon Mills
Director, External Communications
317-658-4540
Jon.mills@cummins.com

April 3, 2020
For Immediate Release
Cummins Takes Actions in Response to COVID-19 Impact

Columbus, Indiana - Today, Cummins Inc. (NYSE: CMI) provided an update on the actions it is taking in response to the impact of COVID-19.

“The impact from the pandemic on the global economy has been sudden and is growing, and it is imperative for us to respond quickly to maintain our strong financial position,” said Tom Linebarger, Chairman and CEO, Cummins Inc.

In response to lower demand and customer shutdowns in several countries, the company is taking the following temporary actions to lower costs:

•	A reduction of 50 percent in the salary of the CEO

•	A reduction of 25 percent in Director compensation

•	A reduction in salary for all other employees in the United States of between 10 and 25 percent and a reduction in working hours

The company will take similar actions outside the United States based on local regulations and collective bargaining obligations. These reductions in pay are intended to be a temporary measure; the company will continue to monitor business conditions closely and reassess the program at the end of the second quarter.

“These are difficult but necessary actions and I know they will have a real impact on the lives of our employees and their families,” added Linebarger. “I appreciate their understanding and support as we work through these challenging times together. I want to thank our employees for their continued commitment to ensuring our customers receive the products and service they need to provide essential support to the global economy.”

About Cummins Inc.
Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. The company’s products range from diesel, natural gas, electric and hybrid powertrains and powertrain-related components including filtration, aftertreatment, turbochargers, fuel systems, controls systems, air handling systems, automated transmissions, electric power generation systems, batteries, electrified power systems, hydrogen generation and fuel cell products. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 61,600 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves its customers online, through a network of company-owned and independent distributor locations, and through thousands of dealer locations worldwide and earned about $2.3 billion on sales of $23.6 billion in 2019. See how Cummins is powering a world that’s always on by accessing news releases and more information at https://www.cummins.com/always-on.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward-looking statements include, without limitation, statements relating to our plans and expectations for our revenues and EBITDA. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: an extended shutdown or reduction of our operations, substantially reduced sales volumes or supply constraints due to the coronavirus outbreak; any adverse results of our internal review into our emissions certification process and compliance with emissions standards; increased scrutiny from regulatory agencies, as well as unpredictability in the adoption, implementation and enforcement of emissions standards around the world; a sustained slowdown or significant downturn in our markets; product recalls; the development of new technologies that reduce demand for our current products and services; policy changes in international trade; a slowdown in infrastructure development and/or depressed commodity prices; the U.K.'s decision to end its membership in the European Union (EU); lower than expected acceptance of new or existing products or services; supply shortages and supplier financial risk, particularly from any of our single-sourced suppliers; changes in the engine outsourcing practices of significant customers; our plan to reposition our portfolio of product offerings through exploration of strategic acquisitions and divestitures and related uncertainties of entering such transactions; exposure to potential security breaches or other disruptions to our information technology systems and data security; aligning our capacity and production with our demand; challenges or unexpected costs in completing cost reduction actions and restructuring initiatives; a major customer experiencing financial distress; failure to realize expected results from our investment in Eaton Cummins Automated Transmission Technologies joint venture; political, economic and other risks from operations in numerous countries; competitor activity; increasing competition, including increased global competition among our customers in emerging markets; foreign currency exchange rate changes; variability in material and commodity costs; the actions of, and income from, joint ventures and other investees that we do not directly control; changes in taxation; global legal and ethical compliance costs and risks; product liability claims; increasingly stringent environmental laws and regulations; future bans or limitations on the use of diesel-powered products; the price and availability of energy; the performance of our pension plan assets and volatility of discount rates; labor relations; our sales mix of products; protection and validity of our patent and other intellectual property rights; the outcome of pending and future litigation and governmental proceedings; continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support our future business; and other risks detailed from time to time in our SEC filings, including particularly in the Risk Factors section of our 2019 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the SEC, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.